Exhibit 10.1

October 6, 2011

Ms. Lisa Weaver

3820 Falls Landing Dr.

Alpharetta, GA 30022

Dear Lisa:

StarTek, Inc. (“Company”) is very pleased to offer you, Lisa Weaver (“Employee”) employment as Senior Vice President and Chief Financial Officer, reporting to Chad Carlson, President and CEO.  Your start date is anticipated to be November, 2011.

1.                                      EMPLOYMENT. This letter (“Agreement”) states the complete terms and conditions of your employment with Company.  If you agree to these terms and conditions, please initial the bottom of each page and sign at the end of this letter in the spaces indicated.

2.                                      AT-WILL EMPLOYMENT.  It is understood and agreed by Company and Employee that this Agreement does not contain any promise or representation concerning the duration of Employee’s employment with Company.  Employee specifically acknowledges that her employment with Company is at-will and may be altered or terminated by either Employee or Company at any time, with or without cause and/or with or without notice.  The nature, terms or conditions of Employee’s employment with Company cannot be changed by any oral representation, custom, habit or practice, or any other writing.  In addition, that the rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months or weeks does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Employee is guaranteed employment to the end of any period of time or for any period of time.  In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control.  This at-will status cannot be altered except in a writing signed by Employee and approved by the Company’s Board of Directors (the “Board of Directors”).

3.                                      DUTIES.  Employee shall render exclusive, full-time services to Company as its Senior Vice President and CFO.  Employee shall perform services under this Agreement primarily at the Denver office of Company subsequent to your relocation, and from time to time at such other locations as is necessary to perform Employee’s duties hereunder.  Prior to your relocation, you may work remotely from Atlanta but you may be required to travel to Denver as business needs require.  In its sole discretion, Company may change, add to, or eliminate any of Employee’s responsibilities, working conditions and duties.  Employee shall devote Employee’s best efforts and full business time, skill and attention to the performance of such duties and responsibilities on behalf of Company.

4.                                      POLICIES AND PROCEDURES.  Employee is subject to and shall comply with the policies and procedures of the Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement.  No written or oral policy or procedure of Company constitutes a contract between Company and Employee.

5.                                      BASE SALARY.  Employee’s initial Base Salary (hereafter defined) shall be $237,500 per annum beginning as of the date of this letter.  For all services rendered and to be rendered hereunder, Company shall pay Employee, and Employee shall accept a salary as may be fixed by the Company from time to time (“Base Salary”) which will be paid periodically in accordance with normal Company payroll practices and shall be subject to Deductions.  The term “Deductions” means such employment taxes, deductions and withholdings as Company is required to make pursuant to law, or by further agreement with the Employee.  Employee’s Base Salary shall be subject to periodic review and adjustment by Company.

6.                                      EQUITY AWARDS.  If the StarTek, Inc. Board of Directors approves, Employee will be awarded Incentive Stock options (to the extent allowed, with any remainder awarded as Non-Qualified Stock options) to purchase shares of StarTek, Inc. common stock (“Options”), and Restricted Stock shares (“RSU’s”), as described below.  The Company will propose that Employee be granted Options to purchase 65,000 shares having a strike price equal to the closing market price on the date awarded by the Board of Directors and 10,000 RSU’s, as defined below.  The vesting schedule for all Options and RSU’s, including without limitation, any acceleration upon change-in-control, and all other terms, conditions and limitations of such Options or RSU’s will be those set forth in the Equity plan pursuant to which such Options or RSU’s are granted, grant notices, and agreements approved by the Board of Directors and entered into by Employee.  The terms of these grants (including vesting and acceleration provisions) are summarized in Exhibit C to this Agreement, which summary description is qualified by reference to the Company’s 2008 Equity Incentive Plan and the grant agreements issued thereunder.

7.                                      BONUS.  Employee will receive a signing bonus in the amount of $50,000, less Deductions, payable in the first payroll cycle following start date.  Such signing bonus shall be reimbursed to the Company should Employee voluntarily terminate her employment or be terminated for Cause prior to one year from her start date.  In addition, Employee may be eligible to participate in Company’s annual Incentive Bonus Plan with a bonus potential of 60% of base salary upon attainment of the specified level of performance contained within the Company’s approved Incentive Bonus Plan as currently in effect for the year in question (the “Bonus Potential”) beginning on a pro-rated basis with the date of this Agreement, pursuant to the terms, conditions and limitations set forth therein.

8.                                      OTHER BENEFITS.  While employed by Company as provided herein:

(a)                                  Relocation Benefits.  Employee shall be eligible for relocation benefits supporting the move from Atlanta to Colorado for herself and her family which Employee shall use best efforts to complete by August 1, 2012.  These benefits include up to $20,000 in movement of household goods and travel to the new location for herself and her family.  An additional relocation bonus of $60,000 shall be paid by Company in a lump sum on or before May 31, 2012.  All of such relocation benefit monies shall be reimbursed to the Company (i) should Employee voluntarily terminate her employment or be terminated for Cause prior to reaching one year of receiving the relocation bonus, (ii) should Employee not complete her relocation to Colorado before August 1, 2012, or (iii) should Employee’s employment be terminated for any reason between May 31, 2011 and the time of the actual relocation.

(b)                                  Employee Benefits.  Employee shall be entitled to all benefits to which other executive officers of Company are entitled, on terms comparable thereto, including, without limitation, participation in pension and profit sharing plans, 401(k) plan, group insurance policies and plans, medical, health, vision, and disability insurance policies and plans, and the like, which may be maintained by Company for the benefit of its executives.  Company reserves the right to alter, amend, or eliminate any of such benefits from time to time at Company’s discretion.

(c)                                  Expense Reimbursement.  Company shall reimburse Employee for direct and reasonable out-of-pocket expenses incurred by Employee in connection with the performance of Employee’s duties hereunder, according to the policies of Company which Company may, in its sole discretion, change from time to time.

(d)                                  Paid Time Off (PTO).  Employee will be entitled to paid time off according to Company’s policy, which Company may change in its discretion.  Notwithstanding such policy, the maximum amount of paid time off shall be 160 hours per annum.  Employee will be expected to manage Employee’s time off within the allowed amount with the approval of Employee’s manager.  No time-off is payable at termination.

9.                                      CONFIDENTIAL INFORMATION, RIGHTS AND DUTIES.

(a)                                                          Proprietary Information.  Employee agrees to execute and abide by Company’s Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), attached hereto as Exhibit A, which the Company and the Employee will be re-executed in connection with this Agreement.

(b)                                                          Exclusive Property.  Employee agrees that all Company-related business procured by Employee, and all Company-related business opportunities and plans made known to Employee while employed by Company, are and shall remain the permanent and exclusive property of Company.

(c)                                                          Non-Competition and Non-Solicitation.  Employee agrees that for a period of six (6) months following her last day of employment with Company, she shall continue to comply with the non-competition and non-solicitation obligations set forth in the Proprietary Information Agreement.

10.                               TERMINATION.  Employee and Company each acknowledge that either party has the right to terminate Employee’s employment with Company at any time for any reason whatsoever, with or without cause or advance notice pursuant to the following:

(a)                                  Termination by Death or Disability.  Subject to applicable state or federal law, in the event that Employee shall die during her employment hereunder or become permanently disabled, as evidenced by notice to Company and Employee’s inability to carry out her job responsibilities for a continuous period of more than six months, Employee’s employment and Company’s obligation to make payments hereunder shall terminate on the date of her death, or the date upon which, in the sole determination of the Board of Directors, Employee has become permanently disabled, except that Company shall pay Employee any salary earned but unpaid prior to termination, any benefits accrued prior to termination, and any business expenses that were incurred but not reimbursed as of the date of termination (the “Accrued Compensation”).  Vesting of all Options and RSU’s shall cease on the date of such termination.

(b)                                  Voluntary Resignation by Employee.  In the event that Employee voluntarily terminates her employment with Company, Company’s obligation to make payments hereunder shall cease upon such termination, except Company shall pay Employee all Accrued Compensation.  Vesting of all Options and RSU’s shall cease on the date of such termination.

(c)                                  Termination for Cause.  In the event that Employee is terminated by Company for Cause (as defined below), Company’s obligation to make payments hereunder shall cease upon the date of receipt by Employee of written notice of such termination, except Company shall pay Employee all Accrued Compensation.  Vesting of all Options and RSU’s shall cease on the termination date.

(d)                                  Termination by the Company without Cause or Resignation by Employee for Good Reason.  In the event Employee’s employment is terminated without Cause (as defined herein) or Employee resigns for Good Reason (as defined herein) and provided Employee executes a release in the form attached as Exhibit B (“Release”) and written acknowledgment of Employee’s continuing obligations under the Proprietary Information Agreement, then in addition to payment of the Accrued Compensation, Employee shall be entitled to receive (i) the equivalent of six (6)  months of Employee’s annual Base Salary as in effect immediately prior to the termination date, payable on the same basis and at the same time as previously paid and subject to Deductions, commencing on the first regularly scheduled pay date following the Effective Date of the Release; and (ii) provided that Employee is eligible for and timely elects continuation of health insurance pursuant to COBRA, for a period of twelve (12) months Company shall also reimburse Employee for a portion of the cost of Employee’s COBRA premiums that is equal to, and does not exceed, Company’s monthly percentage contribution towards Employee’s health benefit premiums as of the date of termination provided, however, that Company’s obligation to pay Employee’s COBRA premiums will cease immediately in the event Employee becomes eligible for group health insurance during the six (6)  month period following termination, and Employee hereby agrees to promptly notify Company if Employee becomes eligible to be covered by group health insurance in such event ((i) and (ii) collectively, the “Severance Benefits”).

(e)                                  Definition of Cause.  For purposes of this Agreement, “Cause” means (i) Employee’s incompetence or failure or refusal to perform satisfactorily any duties reasonably required of the Employee by Company; (ii) Employee’s violation of any law, rule or regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment, regulatory directive or agreement; (iii) the commission or omission of or engaging in any act or practice which constitutes a material breach of the Employee’s fiduciary duty to Company, involves personal dishonesty on the part of the Employee or demonstrates a willful or continuing disregard for the best interests of Company; or (iv) the Employee’s engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to Company, its business or any of its customers, employees or vendors.

(f)                                    Definition of Good Reason.  Employee may voluntarily terminate Employee’s employment for “Good Reason” by notifying Company in writing, within thirty (30) days after the occurrence of one of the following events taken without Employee’s consent, that Employee intends to terminate Employee’s employment for Good Reason on the thirtieth (30th) day following Company’s receipt of Employee’s notice, if Company has not cured the event that gives rise to Good Reason before the end of such thirty (30) day period:  (i) a reduction in Employee’s Base Salary, bonus (if any) or benefits that would materially diminish the aggregate value of Employee’s total compensation and benefits and which for purposes of this Section 10(f) shall constitute a material breach of the Employment Agreement except to the extent that the aggregate value of the compensation and benefits of other executive officers is accordingly reduced; (ii) the assignment to Employee of duties that are substantially and materially inconsistent with the Employee’s position and that are not a reasonable advancement of Employee’s position within Company; or (iii) a material change in geographic location (more than 60 miles) from Employee’s current principal place of performing services on behalf of Company, excluding Employee’s move to Denver.

11.                               CODE SECTION 409A COMPLIANCE.  Severance Benefits pursuant to Section 10(d) above, to the extent of payments made from the termination date through March 15 of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to Employee be delayed until 6 months after Employee’s separation from service if Employee is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service

12.                               CODE SECTION 280G.  In the event that the severance and other benefits provided for in the Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Addendum, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s lump sum cash severance benefit under the Agreement shall be whichever of the following amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the

Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code:

(a)          payment in full, or

(b)          payment of such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code.

Unless the Company and the Employee otherwise agree in writing, any determination required under this Addendum shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Addendum, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Addendum The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Addendum

13.                               ABILITY TO WORK.  This offer is contingent on your ability to work in the U.S. (and providing us I-9 documentation by your start date); your completion of the StarTek Employment Application; and your successful completion and passing of a criminal background check.  You also represent and warrant to the Company that you are not subject to any other agreement that would limit your ability to provide the services which you are being hired to perform for the Company.  You also expressly acknowledge and agree that any misrepresentation regarding the foregoing will constitute grounds for termination for Cause.

14.                               MISCELLANEOUS.

(a)                                  Taxes.  Employee agrees to be responsible for the payment of any taxes due on any and all compensation, stock option, or benefit provided by Company pursuant to this Agreement.  Employee agrees to indemnify Company and hold Company harmless from any and all claims or penalties asserted against Company for any failure to pay taxes due on any compensation, stock option, restricted stock or other benefit provided by Company pursuant to this Agreement.  Employee expressly acknowledges that Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by Company to Employee pursuant to this Agreement.

(b)                                  Modification/Waiver.  This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance.  Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same.  No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement.

(c)                                  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of any successor or assignee of the business of Company.  This Agreement shall not be assignable by the Employee.

(d)                                  Notices.  All notices given hereunder shall be given by certified mail, addressed, or delivered by hand, to the other party at the address as set forth herein for such party, or at any other address hereafter furnished by notice given in like manner.  Employee promptly shall notify Company of any change in Employee’s address.  Each notice shall be dated the date of its mailing or delivery and shall be deemed given, delivered or completed on such date.

(e)                                  Governing Law; Personal Jurisdiction and Venue.  This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of Colorado as such laws are applied to agreements between Colorado residents entered into and performed entirely in Colorado.  The Parties acknowledge that this Agreement constitutes the minimum contacts to establish personal jurisdiction in Colorado and agree to Colorado court’s exercise of personal jurisdiction.

(f)                                    Entire Agreement.  This Agreement together with the Exhibits A and B attached hereto, set forth the entire agreement and understanding of the parties hereto with regard to the employment of the Employee by Company and supersede any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof.  No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(g)                                 Expenses.  The Company will reimburse the reasonable legal expenses of the Employee for the review of this Agreement.

We look forward to having you continue to work with us at StarTek, Inc.  If you wish to accept this offer under the terms and conditions described above, please sign and date this letter and the attached Proprietary Information Agreement and return them to me.  If you have any questions about the terms of this offer, please do not hesitate to call me to discuss our offer at your earliest convenience.

[SIGNATURE PAGE FOLLOWS]

STARTEK, INC.

By:	/s/ Chad A. Carlson October 31, 2011
Chad A. Carlson
Its:	President & CEO

I have read this offer and I understand and I accept its terms.

/s/ Lisa Weaver

Lisa Weaver

Date: October 7, 2011

EXHIBIT A

MANAGER, EXECUTIVE PERSONNEL OR ASSISTANTS’

PROPRIETARY INFORMATION, INVENTIONS,

NON-COMPETITION, AND NON-SOLICITATION AGREEMENT

This Manager, Executive Personnel or Assistants’ Proprietary Information, Inventions, Non-competition, and Non-solicitation Agreement (“Agreement”) is made in consideration for my employment or continued employment by StarTek, Inc. or its subsidiaries or affiliates (the “Company”), and the compensation now and hereafter paid to me.  I hereby agree as follows:

1.             NONDISCLOSURE.

1.1          Recognition of Company’s Rights; Nondisclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2          Proprietary Information.  The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration but not limitation, Proprietary Information includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish. Company acknowledges that I possess significant industry knowledge regarding the business of service companies in the areas of workflow management, process automation, process improvement, customer satisfaction monitoring and feedback, call automation leveraging pre-recorded voice files and automated voice and call engineering.  I represent that such knowledge is not proprietary or confidential to any prior employer.  I shall be permitted to maintain and use such prior knowledge following my employment with Company provided that any such use shall comply with my confidentiality, non-solicit and non-compete obligations contained in this Agreement.  I also acknowledge that Company has developed Proprietary Information relating to the foregoing business concepts, which I will maintain in confidence and otherwise in accordance with the restrictions in this Agreement.

1.3          Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4          No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.             ASSIGNMENT OF INVENTIONS.

2.1          Proprietary Rights.  The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2          Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Schedule A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Schedule A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason.  A space is provided on Schedule A for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3          Assignment of Inventions.  Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4          Nonassignable Inventions.  I recognize that this Agreement will not be deemed to require assignment of any invention which was developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by me for the Company (“Nonassignable Inventions”).

2.5          Obligation to Keep Company Informed.  During the period of my employment and for six months after the last day of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe are Nonassignable Inventions and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that have been identified as Nonassignable Inventions.

2.6          Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.

2.7          Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8          Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.             NO CONFLICTS OR SOLICITATION. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any other employment or business activity directly related to the business in which the Company is now involved or becomes involved, nor will I engage in any other activities which conflict with my obligations to the Company.  To protect the Company’s Proprietary Information, and because of the position in the Company that I hold, I agree that during my employment with the Company whether full-time or part-time and for a period of twelve (12) months after my last day of employment with the Company, I will not (a) directly or indirectly solicit or induce any employee of the Company to terminate or negatively alter his or her relationship with the Company or (b) directly or indirectly solicit the business of any client or customer of the Company with respect to a Restricted Business (other than on behalf of the Company) or (c) directly or indirectly induce any client, customer, supplier, vendor, consultant or independent contractor of the Company to terminate or negatively alter his, her or its relationship with the Company.  I agree that the geographic scope of the non-solicitation should include the “Restricted Territory” (as defined below).

4.             COVENANT NOT TO COMPETE.  I acknowledge that during my employment I will have access to and knowledge of Proprietary Information.  I also acknowledge that during my employment with the Company, I have held and/or will hold a management or executive position or am, or will be, an assistant to a manager or executive.  To protect the Company’s Proprietary Information, and because of the position in the Company that I may hold, I agree that during my employment with the Company whether full-time or part-time and for a period of six (6)  months after my last day of employment with the Company, I will not directly or indirectly personally participate or engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a “Restricted Business” in a “Restricted Territory” (as defined below).  It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock I presently own shall not constitute a violation of this provision.

4.1          Reasonable.  I agree and acknowledge that the time limitation on the restrictions in this paragraph, combined with the geographic scope, is reasonable.  I also acknowledge and agree that this paragraph is reasonably necessary for the protection of Company’s Proprietary Information as defined in paragraph 1.2 herein, that through my employment I shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting Company’s business value which will be imparted to me.

4.2          As used herein, the terms:

(i)            “Restricted Business” shall mean the design, development, marketing, commercialization or sales of any products or services that directly compete in the marketplace with any such product then sold by the Company or then in development by the Company and projected to be sold within one (1) year of my last day of employment with the Company.

(ii)           “Restricted Territory” shall mean any state, county, or locality in the United States in which the Company conducts business and any other country, city, state, jurisdiction, or territory in which the Company does business.

5.             RECORDS.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

6.             NO CONFLICTING OBLIGATION.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

7.             RETURN OF COMPANY MATERIALS.  When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

8.             LEGAL AND EQUITABLE REMEDIES.  Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

9.             NOTICES.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

10.          NOTIFICATION OF NEW EMPLOYER.  In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

11.          GENERAL PROVISIONS.

11.1        Governing Law; Consent to Personal Jurisdiction and Exclusive Forum.  This Agreement will be governed by and construed according to the laws of the State of Colorado without regard to conflicts of law principles.  I hereby expressly understand and consent that my employment is a transaction of business in the State of Colorado and constitutes the minimum contacts necessary to make me subject to the personal jurisdiction of the federal courts located in the State of Colorado, and the state courts located in the County of Denver County, Colorado, for any lawsuit filed against me by Company arising from or related to this Agreement.  I agree and acknowledge that any controversy arising out of or relating to this Agreement or the breach thereof, or any claim or action to enforce this Agreement or portion thereof, or any controversy or claim requiring interpretation of this Agreement must be brought in a forum located within the State of Colorado.

12.          Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If any restriction set forth in this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

12.1        Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

12.2        Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

12.3        No Employment Rights.  I agree and understand that my employment is at-will which means I or the company each have the right to terminate my employment at will, with or without advanced notice and with or without cause.  I further agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

12.4        Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.5        Entire Agreement.  The obligations pursuant to Sections 1 through 4 and Sections 6 and 7 (including all subparts) of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement

This Agreement shall be effective as of the first day of my employment with the Company which is anticipated to be November 1, 2011.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY FILLED OUT SCHEDULE A TO THIS AGREEMENT.

Dated: October 7, 2011

/s/ Lisa Weaver
Lisa Weaver

SCHEDULE A

TO:                         StarTek, Inc.

FROM:                  Lisa Weaver

DATE:                    October 7, 2011

SUBJECT:            Previous Inventions

1.             Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by StarTek, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☒	See below:

No inventions, other than industry knowledge as noted in Section 1.2 of Exhibit A

☐	Additional sheets attached.

2.             Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

EXHIBIT B

RELEASE

In exchange for the consideration provided to me by this Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions related to my employment with the Company or the termination of that employment, including, but not limited to: (1) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (2) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (3) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (4) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the Colorado state law (as amended).  Notwithstanding the foregoing, nothing contained in this Release is intended to release the Company from any claim arising out of or with regard to: (i) any payment to be made to me by the Company in connection the termination of employment as contemplated by the Employment Agreement, or (ii) any statutory obligation that the Company may have with regard to the continuation of benefits.

ADEA Waiver and Release.  I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended.  I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised that I have the right to consult with an attorney prior to executing this Agreement; (c) I have been given twenty-one (21) days to consider this Agreement; (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”).  The parties acknowledge and agree that revocation by you of the ADEA Waiver and Release is not effective to revoke your waiver or release of any other claims pursuant to this Agreement.

I agree not to disparage Company or Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that I may respond accurately and fully to any question, inquiry or request for information when required by legal process

By:	/s/ Lisa Weaver	Date:	October 7, 2011

EXHIBIT C

DESCRIPTION OF EQUITY AWARD TERMS

All Options granted pursuant to Section 6 of this Agreement shall have the following terms:

(i)  shall be granted under the StarTek, Inc. 2008 Equity Incentive Plan;

(ii)  shall be granted as Incentive Stock Options to the extent allowed, and otherwise as Non-Statutory Stock Options;

(iii) shall be granted as of the day that Employee executed this Agreement or board approval whichever is later;

(iv) shall have an Expiration Date of ten years from the date of grant;

(v) shall have an Exercise Price Per Share equal to the Fair Market Value (as defined in the Plan) on the date of grant; and

(vi) have an Exercise Schedule such that such options shall vest with respect to 25% of the shares covered by the option on the first anniversary of the date of grant, followed by monthly vesting thereafter with respect to approximately one thirty-sixth (1/36) of the shares covered by the option.

All Restricted Stock shares granted under the Agreement shall have the following terms:

(i)  shall be granted under the StarTek, Inc. 2008 Equity Incentive Plan;

(ii)  shall be granted on the day that Employee enters into the employment of the Company;

(iii)  the shares of Restricted Stock shall vest with respect to one-third of the shares on the first, second and third anniversaries of the date of grant.

Change of Control

Pursuant to the terms of the 2008 Equity Incentive Plan, upon a change of control of the Company, then each outstanding award that is not yet fully exercisable or vested will immediately become exercisable or vested with respect to 50% of the shares that were unexercisable or unvested immediately before the change in control.  If, in connection with a change in control, the awards were either continued in effect or assumed or replaced by the surviving corporation, and within two years after the change in control, (i) a participant is involuntarily terminated other than for cause or (ii) voluntarily terminates for “Good Reason”, then each outstanding award will immediately become vested and exercisable in full and will remain exercisable for 24 months.